Exhibit 99.1

ZIO-201 Preclinical Data Demonstrate Effectiveness in Pediatric Cancers

-- CTOS Presentations Support Phase I/II Sarcoma Trials and Planned Trial in Pediatric Cancers --

VENICE, ITALY - November 2, 2006 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) and colleagues today presented new data on the effect of ZIO-201 on several human pediatric sarcoma models (Ewing sarcoma, rhabdomyosarcoma, synovial sarcoma and osteosarcoma) demonstrating potent anti-cancer activity. Importantly, the results were comparable for ZIO-201 administered as a single dose, a schedule currently being explored in phase I clinical study, or as three consecutive daily doses, as is scheduled in the initial phase I and the sarcoma phase I/II trials. Also, ZIO-201 was active in cyclophosphamide-resistant osteosarcoma, the most common pediatric bone cancer in the United States. Children presenting initially with metastatic disease typically have a very low survival rate. Cyclophosphamide and the related drug ifosfamide are widely used alkylating agents for treating a number of cancers including sarcoma.

“I think this data is particularly exciting because it suggests that ZIO-201 may be an effective new agent that potentially bypasses mechanisms of resistance and toxicity that limit the use of cyclophosphamide and ifosfamide,” commented Dr. Anders Kolb, Assistant Professor of Pediatrics at the Albert Einstein College of Medicine and the lead investigator on this study. These data were presented at the Connective Tissue Oncology Society (CTOS) meeting in Venice, Italy. Data from the initial ZIO-201 phase I clinical studies with intravenous (IV) administration will also be presented at the CTOS meeting by Dr. Robert Benjamin and colleagues from The University of Texas M. D. Anderson Cancer Center, Karmanos Cancer Center and Premier Oncology.

Resistance to cyclophosphamide (CPA) and ifosfamide (IFOS) is a major obstacle to overcome in cancer treatment. CPA and IFOS are pro-drugs that cannot kill cells unless activated by an intracellular enzyme (aldehyde dehydrogenase 3A1; ALDH). Cancer cells typically escape killing by CPA and IFOS by developing high intracellular levels of ALDH. Because ZIO-201 (isophosphoramide mustard) is the activated form of IFOS, killing of sarcoma cells is direct and immediate and does not require activation by ALDH. Similarly, high intracellular levels of ALDH should not inhibit sarcoma cell-killing by ZIO-201. Gorlick, Kolb and colleagues demonstrate here that sarcoma cell lines with high intracellular ALDH-levels were not killed by CPA but were readily killed by ZIO-201. Furthermore, mice with xenografts of CPA-resistant human sarcoma cells had a more than 5-fold reduction in sarcoma growth when treated with ZIO-201; CPA therapy had no effect. These data imply that ZIO-201 should be active in CPA- and IFOS-resistant sarcomas in humans. These data support not only the ongoing IV clinical studies in adult sarcoma but also are intriguing with regard to a subsequent IV phase I/II trial in children’s cancers as well as other trials involving different routes and form of administration.

About ZIO-201

ZIO-201 (isophosphoramide mustard-lysine; IPM-Lys), the active moiety of IFOS, is a bi-functional alkylator that causes irreparable inter-strand DNA cross-linking resulting in cell death. ZIO-201 is as or more active than IFOS in diverse cancer models. Unlike IFOS which is a pro-drug, ZIO-201 is directly active against cancer cells. Also, unlike IFOS, ZIO-201 is not metabolized to acrolein or chloracetaldehyde which cause bladder or central nervous system toxicities. ZIO-201 is in phase I and I/II trials in diverse cancers exploring maximum tolerated dose at alternate schedules. Clinical activity (stable disease) in subjects with advanced cancers (including those resistant to IFOS) has been seen.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

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